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                                                                      Ehibit 4.1

                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION


    FIRST.  The name of the corporation is Bristol Hotel Company (the
"Company").

    SECOND. The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.

    THIRD. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

    FOURTH. Section 1. AUTHORIZED CAPITAL STOCK. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 200,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share.

    Section 2. PREFERRED STOCK. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to authorize the issuance of shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

         (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

         (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

         (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

         (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

         (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

         (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any

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    other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

         (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

         (h) the provisions, if any, of a sinking fund applicable to such series; and

         (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

    Section 3. COMMON STOCK. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

    FIFTH. The Board may make, amend, and repeal the By-Laws of the Company. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the stockholders in the manner provided in the By-Laws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, By-Laws 1, 3, 8, 10, 11, 12, 13, 34, and 40 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. For the purposes of this Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Fifth.

    SIXTH.  Subject to the rights of the holders of any series of Preferred
Stock:

         (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

         (b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the "Chairman") or a Vice Chairman of the Board (the "Vice Chairman"), (ii) the Secretary of the Company (the "Secretary") within 10


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    calendar days after receipt of the written request of a majority of the total number of Directors then in office (the "Whole Board"), and (iii) as provided in By-Law 3.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Sixth; PROVIDED, HOWEVER, that if any proposed amendment or repeal of, or adoption of provision inconsistent with, clause (b) of the first sentence of this Article Sixth is approved by the affirmative vote of the holders of a majority, but less than 80%, of the Voting Stock, voting together as a single class, such proposed amendment, repeal, or adoption of an inconsistent provision will become effective 15 months after such approval.

    SEVENTH. Section 1. NUMBER, ELECTION, AND TERMS OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 15 and will be fixed from time to time in the manner described in the By-Laws of the Company. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. Each Director will be elected to serve until his or her successor is elected and qualified.

    Section 2. NOMINATION OF DIRECTOR CANDIDATES. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

    Section 3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, by a sole remaining Director, or, if there is no remaining Director, by the stockholders. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the directorship for which such Director was so elected and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

    Section 4. REMOVAL. Subject to the rights, if any, of the holders of any series of Preferred Stock in respect of the election additional Directors under circumstances specified


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in a Preferred Stock Designation, any Director may be removed from office (a) by the Board as provided in the Bylaws and (b) by the stockholders only for cause and only in the manner provided in this Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

    Section 5. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article Seventh; PROVIDED, HOWEVER, that if any such proposed amendment or repeal or adoption of an inconsistent provision is approved by the affirmative vote of the holders of a majority, but less than 80%, of the Voting Stock, voting together as a single class, such proposed amendment, repeal, or adoption of an inconsistent provision will become effective 15 months after such approval.

    EIGHTH. To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Eighth will not adversely affect any right or protection of a Director of the Company in respect of any act or omission occurring in whole or in part prior to such repeal or modification.

    NINTH. Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the DGCL or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Ninth (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts) and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article Ninth. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or otherwise different than that provided in this Article Ninth or the DGCL, and any such agreement approved by the Whole Board will be a valid and binding obligation of the Company regardless of whether one or more members of the Board, or all members of the Board, are parties thereto or to similar agreements. Notwithstanding anything to the contrary in this Article Ninth, in the event that the Company enters into a contract with any person providing for indemnification of such person, the provisions of such contract will exclusively govern the Company's obligations in respect of indemnification for or advancement of fees or disbursements of such person's counsel or any other professional


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engaged by such person.  Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Ninth will not adversely affect any right or protection existing hereunder, or arising out of events occurring or circumstances existing, in whole or in part, prior to such amendment, repeal, or adoption and no such amendment, repeal, or adoption, will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.












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